For immediate release
Contacts
         Investor Relations:  Theresa Schekirke, 816/792-6826
         Linda Bengston:  Media Relations, 816/792-7902


                            Ferrellgas Partners, L.P.
               Completes Private Offering of Senior Secured Notes


         LIBERTY Mo. (April 26, 1996)--Ferrellgas Partners, L.P. (NYSE:FGP) announced today that it has issued $160 million of fixed rate 9 3/8% Senior Secured Notes due 2006 in a private placement to qualified institutional investors under Rule 144A. Proceeds of the offering will be contributed by Ferrellgas Partners to its operating partnership, Ferrellgas, L.P., and will be used primarily to repay outstanding indebtedness under Ferrellgas, L.P.'s acquisition bank credit lines.
         Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., is the second-largest retail marketer of propane in the United States, serving more than 700,000 customers in 45 states.
         The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these Senior Notes nor shall there by any sale of these Senior Notes in any state in which such offer or solicitation of sale would be unlawful prior to registration or qualification under the securities laws of any state.



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